Prospectus, September 16, 2002
as amended, November 11, 2002

Evergreen
Variable Annuity Funds

Evergreen Offit VA Emerging Markets Bond Fund
Evergreen Offit VA U.S. Government Securities Fund
Class 1
The Securities and Exchange Commission has not determined that the information in this prospectus is accurate or complete, nor has it approved or disapproved these securities. Anyone who tells you otherwise is committing a crime.

TABLE OF CONTENTS

FUND RISK/RETURN SUMMARIES:

Overview of Fund Risks
Evergreen Offit VA Emerging Markets Bond Fund
Evergreen Offit VA U.S. Government Securities Fund

GENERAL INFORMATION:

The Funds' Investment Advisor
The Funds' Portfolio Managers
Calculating the Share Price
Participating Insurance Companies
How to Buy and Redeem Shares
Other Services
The Tax Consequences of Investing in the Funds
Fees and Expenses of the Funds
Financial Highlights
Other Fund Practices

In general,

the Funds included in this prospectus provide investors with a selection of investment alternatives which seek a competitive total return and current income. Shares of the Funds are sold only to separate accounts funding variable annuity contracts and variable life insurance policies issued by life insurance companies. For further information about these contracts and policies, please see the separate prospectuses issued by the participating life insurance companies.

Fund Summaries Key

Each Fund's summary is organized around the following basic topics and questions:

INVESTMENT GOAL

What is the Fund's financial objective? You can find clarification on how the Fund seeks to achieve its objective by looking at the Fund's strategy and investment policies. The Fund's Board of Trustees can change the investment objective without a shareholder vote.

INVESTMENT STRATEGY

How does the Fund go about trying to meet its goals? What types of investments does it contain? What style of investing and investment philosophy does it follow? Does it have limits on the amount invested in any particular type of security?

RISK FACTORS

What are the specific risks for an investor in the Fund?

PERFORMANCE

How well has the Fund performed in the past year? The past five years? The past ten years?

EXPENSES

How much does it cost to invest in the Fund?

Overview of Fund Risks

Variable Annuity Funds

Shares of the Funds are sold only to separate accounts funding variable annuity contracts and variable life insurance policies issued by life insurance companies. Shares of the Funds may be purchased through a variable annuity contract or variable life insurance policy by placing an order with your participating insurance company. For more information about these Funds and the other funds offered in the Evergreen funds family, please call 1.800.847.5397.

The Funds offered in this prospectus follow various investment strategies and focus their investments on a variety of securities. The Funds typically rely on the following basic strategies; selling a portfolio investment: i) when the issuers’ investment fundamentals begin to deteriorate; ii) when the investment reaches or exceeds a portfolio manager's targeted value; iii) to take advantage of more attractive investment opportunities; iv) when the investment no longer appears to meet the Funds' investment objectives; v) when the Funds must meet redemptions; or vi) for other investment reasons which a portfolio manager deems necessary.

Following this overview, you will find information on each Fund's specific investment strategies and risks.

Each Fund may temporarily invest up to 100% of its assets in high quality money market instruments in order to protect the value of the Fund in response to adverse economic, political or market conditions. This strategy is inconsistent with each Fund's principal investment strategies and investment goals and, if employed, could result in a lower return and potential loss of market opportunity.

Risk Factors For All Mutual Funds

Please remember that an investment in a mutual fund is:

  not guaranteed to achieve its investment goal
  not a deposit with a bank
  not insured, endorsed or guaranteed by the FDIC or any government agency subject to investment risks, including possible loss of your original investment
Like most investments, your investment in a Fund could fluctuate significantly in value over time and could result in a loss of money.

The following are some of the most important factors that may affect the value of your investment. Other factors may be described in the discussion following this overview:

Interest Rate Risk

If interest rates go up, the value of debt securities and certain dividend paying stocks tends to fall. If the Fund invests a significant portion of its portfolio in debt securities or stocks purchased primarily for dividend income, and interest rates rise, then the value of your investment may decline. If interest rates go down, interest earned by the Fund on its debt investments may also decline, which could cause the Fund to reduce the dividends it pays. The longer the term of a debt security held by the Fund, the more the Fund is subject to interest rate risk.

Credit Risk

The value of a debt security is directly affected by the issuer's ability to repay principal and pay interest on time. If the Fund invests in debt securities, then the value of your investment may decline if an issuer fails to pay an obligation on a timely basis. The Fund may also be subject to credit risk to the extent it engages in transactions, such as repurchase agreements or dollar rolls, which involve a promise by a third party to honor an obligation to the Fund. Such third party may be unwilling or unable to honor its financial obligations.

Foreign Investment Risk

If a Fund invests in non-U.S. securities it could be exposed to certain unique risks of foreign investing. For example, political turmoil and economic instability in the countries in which a Fund invests could adversely affect the dividend yield, total return earned on and the value of your investment. In addition, if the value of any foreign currency in which a Fund's investments are denominated declines relative to the U.S. dollar, the dividend yield, total return earned on and the value of your investment in a Fund may decline as well. Certain foreign countries have less developed and less regulated securities markets and accounting systems than the U.S. This may make it harder to get accurate information about a security or company, and increase the likelihood that an investment will not perform as well as expected.

Below Investment Grade Bond Risk

Below investment grade bonds are commonly referred to as "high yield" or "junk" bonds because they are usually backed by issuers of less proven or questionable financial strength. Such issuers are more vulnerable to financial setbacks and less certain to pay interest and principal than issuers of bonds offering lower yields and risk. Markets may react to unfavorable news about issuers of below investment grade bonds, causing sudden and steep declines in value and resulting in a decreased liquidity of such bonds.

Non-Diversification Risk

An investment in a fund that is non-diversified entails greater risk than an investment in a diversified fund. When a fund is non-diversified, it may invest a greater percentage of assets in a single issuer than may be invested by a diversified fund. A higher percentage of investments among fewer issuers may result in greater fluctuation in the total market value of the Fund’s portfolio than in a fund which invests in numerous issuers.

Mortgage-Backed and Asset-Backed Securities Risk

Like other debt securities, changes in interest rates generally affect the value of mortgage-backed securities and other asset-backed securities. Additionally, some mortgage-backed securities may be structured so that they may be particularly sensitive to interest rates. Asset-backed and mortgage-backed securities are generally subject to higher prepayment risks than most other types of debt instruments. Prepayment of mortgages may expose the Fund to a lower rate of return when it reinvests the principal. Prepayment risks in mortgage-backed securities tend to increase during periods of declining interest rates because many borrowers refinance their mortgages to take advantage of the more favorable rates.

Emerging Market Risk

An emerging market is any country considered to be emerging or developing, has a relatively low per capita gross national product, but the potential for rapid growth (which can lead to instability). A Fund’s investment in securities of companies located in emerging countries could expose it to certain risks. Emerging countries may rely on international trade and could be adversely affected by the economic conditions in the countries with which they trade. There is also a possibility of a change in the political climate, nationalization, diplomatic developments (including war), and social instability. Such countries may experience high levels of inflation or deflation and currency devaluation. Investments in emerging markets are considered to be speculative.

Offit VA Emerging Markets Bond Fund

FUND FACTS:

Goal:

  Total Return

  Principal Investment:

  Debt Obligations of Emerging Markets Issuers

  Class of Shares Offered in this Prospectus:

  Class 1

  Investment Advisor:

  OFFITBANK Fund Advisors

  Portfolio Managers:

  By Team

  Dividend Payment Schedule:

  Annually

  INVESTMENT GOAL

  The Fund seeks to provide investors with a competitive total return by focusing on current yield and opportunities for capital growth.

  INVESTMENT STRATEGY

  The following supplements the investment strategies discussed in the ''Overview of Fund Risks'' on page 2.

  The Fund is a non-diversified fund that normally invests at least 80% of its assets in corporate and sovereign debt securities of emerging market countries. The Fund may invest in debt securities denominated in any currency, including U.S. dollars, and of any ratings and may purchase unrated securities. An emerging market country is a country that is considered to be an emerging or developing country by the World Bank or the International Finance Corporation, or is determined by the portfolio managers to have per capita gross domestic product below $7,500 (in 1994 dollars). The Fund attempts to benefit from investment opportunities derived from long-term improvement in economic and political conditions, and other positive developments and trends in emerging market countries and is intended for long-term investors. Although the Fund will generally be invested in the issues of at least three different countries, it may invest up to 25% of its assets in the debt obligations of any one country. The Fund may invest in debt securities of any maturity and duration, and the interest rates on such securities may be fixed or floating. In addition, the Fund may invest up to 20% of its assets in equity securities.

  RISK FACTORS

  Your investment in the Fund is subject to the risks discussed in the ''Overview of Fund Risks'' on page 2 under the headings:

    Interest Rate Risk
    Credit Risk
    Foreign Investment Risk
    Below Investment Grade Bond Risk
    Non-Diversification Risk
    Emerging Market Risk
  For further information regarding the Fund's investment strategy and risk factors, see "Other Fund Practices."

  PERFORMANCE

  The following tables show how the Fund has performed in the past. Returns reflect reinvestment of all dividends and distributions and fees, but do not reflect contract or policy charges assessed by participating insurance companies. Past performance is not an indication of future results.

  The table below shows the percentage gain or loss for Class 1 shares of the Fund in each calendar year since the Class 1 shares' inception on 8/28/1996. It should give you a general idea of the risks of investing in the Fund by showing how the Fund’s return has varied from year-to-year. Separate account fees charged by participating insurance companies are not reflected in this table. If these fees were reflected, returns would be less than those shown.

  Year-by-Year Total Return for Class 1 Shares (%) 1
1992	1993	1994	1995	1996	1997	1998	1999	2000	2001
					8.14	- 16.24	25.19	8.71	3.26

Best Quarter:	4th Quarter 1998	+ 16.71%[1]
Worst Quarter:	3rd Quarter 1998	- 29.33%[1]
Year-to-date total return through 9/30/2002 is -9.82%. [1]

  The next table lists the Fund’s average annual total return for Class 1 over the past one and five years and since inception. This table is intended to provide you with some indication of the risks of investing in the Fund by comparing its performance with an index. At the bottom of the table you can compare the Fund's performance with the Lipper Analytical Emerging Market Debt Index (LAEMDI), an equal-weighted index consisting of the ten largest funds classified inthe Lipper Emerging Market Debt Classification. An index does not include transaction costs associated with buying and selling securities or any mutual fund expenses. It is not possible to invest directly in an index.

  Average Annual Total Return
  (for the period ended 12/31/2001) 1
	Inception Date of Class	1 year	5 year	10 year	Performance Since 8/28/1996
Class 1	8/28/1996	3.26%	4.97%	N/A	5.69%
LAEMDI		11.08%	5.27%	N/A	9.40%

  1. Historical information shown for Class 1 is based on the performance of the Fund's predecessor fund, OFFIT VIF-Emerging Markets Bond Fund.

  EXPENSES

  This section describes the fees and expenses you would pay if you bought and held shares of the Fund. Annual Fund Operating Expenses are estimated for the Fund's fiscal year ending 12/31/2002. The Fund does not assess any fees upon purchase or redemption. However, surrender charges, mortality and expense risk fees and other charges may be assessed by the participating insurance companies under the variable annuity contracts or variable life insurance policies. Such fees are described in the prospectus for the contracts or policies.

  Annual Fund Operating Expenses (expenses that are deducted from Fund assets)
	Management Fees	12b-1 Fees	Other Expenses	Total Fund Operating Expenses [2]
Class 1	0.90%	0.00%	0.80%	1.70%

  2. From time to time, the Fund's investment advisor may, at its discretion, reduce or waive its fees or reimburse the Fund for certain of its expenses in order to decrease expense ratios. The Fund's investment advisor may cease these waivers or reimbursements at any time. The Annual Fund Operating Expenses do not reflect fee waivers. Including fee waivers, Total Fund Operating Expenses are estimated to be 1.30%.

  The table below shows the total expenses you would pay on a $10,000 investment over one-, three-, five- and ten-year periods. The example is intended to help you compare the cost of investing in this Fund versus other mutual funds and is for illustration purposes only. The example assumes a 5% average annual return, reinvestment of all dividends and distributions, and that the Fund's operating expenses are the same as described in the table above. Your actual costs may be higher or lower.

  Example of Fund Expenses
After:	Class 1
1 year	$ 173
3 years	$ 536
5 years	$ 923
10 years	$ 2,009

  Offit VA U.S. Government Securities Fund

  FUND FACTS:

  Goal:

  Current Income

  Principal Investment:

  U.S. Government Securities

  Class of Shares Offered in this Prospectus:

  Class 1

  Investment Advisor:

  OFFITBANK Fund Advisors

  Portfolio Managers:

  By Team

  Dividend Payment Schedule:

  Annually

  INVESTMENT GOAL

  The Fund seeks current income.

  INVESTMENT STRATEGY

  The following supplements the investment strategies discussed in the ''Overview of Fund Risks'' on page 2.

  The Fund is a non-diversified fund that normally invests at least 80% of its assets in debt instruments issued or guaranteed by the U.S. government, its agencies, or instrumentalities, such as U.S. Treasury obligations, mortgage-backed securities, asset-backed securities, and collateralized mortgage obligations (CMOs) issued by U.S. government agencies, including but not limited to the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). The Fund also may invest up to 20% of its assets in other fixed income securities rated AAA by Standard & Poor's Ratings Services or Fitch IBCA, or Aaa by Moody's Investors Services, Inc., or deemed by the portfolio managers to be of comparable quality, including foreign governmental debt obligations, non-U.S. dollar denominated debt obligations of the U.S. government; and corporate debt obligations such as asset-backed securities.

  The Fund is not limited with regard to the maturities of the securities in which it may invest. Investment decisions are based on a continual evaluation of the supply and demand for capital, the current and future shape of the yield curve, underlying trends in the direction of interest rates and relative value among market sectors.

  RISK FACTORS

  Your investment in the Fund is subject to the risks discussed in the ''Overview of Fund Risks'' on page 2 under the headings:

    Interest Rate Risk
    Credit Risk
    Foreign Investment Risk
    Non-Diversification Risk
    Mortgage-Backed and Asset-Backed Securities Risk
  For further information regarding the Fund's investment strategy and risk factors, see "Other Fund Practices."

  PERFORMANCE

  The following tables show how the Fund has performed in the past. Returns reflect reinvestment of all dividends and distributions and fees, but do not reflect contract or policy charges assessed by participating insurance companies. Past performance is not an indication of future results.

  The table below shows the percentage gain or loss for Class 1 shares of the Fund in each calendar year since the Class 1 shares' inception on 4/1/1999. It should give you a general idea of the risks of investing in the Fund by showing how the Fund’s return has varied from year-to-year. Separate account fees charged by participating insurance companies are not reflected in this table. If these fees were reflected, returns would be less than those shown.

  Year-by-Year Total Return for Class 1 Shares (%) 1
1992	1993	1994	1995	1996	1997	1998	1999	2000	2001
								12.02	6.52

Best Quarter:	3rd Quarter 2001	+ 5.00%[1]
Worst Quarter:	4th Quarter 2001	- 1.00%[1]
Year-to-date total return through 9/30/2002 is +8.78%. [1]

  The next table lists the Fund’s average annual total return for Class 1 over the past year and since inception. This table is intended to provide you with some indication of the risks of investing in the Fund by comparing its performance with an index. At the bottom of the table you can compare the Fund's performance with the Merrill Lynch 5 Year U.S. Treasury Index (MLUSTI), an unmanaged market index that provides a broad-based performance measure of the U.S. Treasury market consisting of securities with five-year maturities. An index does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. It is not possible to invest directly in an index.

  Average Annual Total Return
  (for the period ended 12/31/2001) 1
	Inception Date of Class	1 year	5 year	10 year	Performance Since 4/1/1999
Class 1	4/1/1999	6.52%	N/A	N/A	6.39%
MLUSTI		7.50%	N/A	N/A	6.46%

  1. Historical information shown for Class 1 is based on the performance of the Fund's predecessor fund, OFFIT VIF-U.S. Government Securities Fund.

  EXPENSES

  This section describes the fees and expenses you would pay if you bought and held shares of the Fund. Annual Fund Operating Expenses are estimated for the Fund's fiscal year ending 12/31/2002. The Fund does not assess any fees upon purchase or redemption. However, surrender charges, mortality and expense risk fees and other charges may be assessed by the participating insurance companies under the variable annuity contracts or variable life insurance policies. Such fees are described in the prospectus for the contracts or policies.

  Annual Fund Operating Expenses (expenses that are deducted from Fund assets)
	Management Fees	12b-1 Fees	Other Expenses	Total Fund Operating Expenses [2]
Class 1	0.35%	0.00%	0.29%	0.64%

  2. From time to time, the Fund's investment advisor may, at its discretion, reduce or waive its fees or reimburse the Fund for certain of its expenses in order to decrease expense ratios. The Fund's investment advisor may cease these waivers or reimbursements at any time. The Annual Fund Operating Expenses do not reflect fee waivers. Including fee waivers, Total Fund Operating Expenses are estimated to be 0.60%.

  The table below shows the total expenses you would pay on a $10,000 investment over one-, three-, five- and ten-year periods. The example is intended to help you compare the cost of investing in this Fund versus other mutual funds and is for illustration purposes only. The example assumes a 5% average annual return, reinvestment of all dividends and distributions, and that the Fund's operating expenses are the same as described in the table above. Your actual costs may be higher or lower.

  Example of Fund Expenses
After:	Class 1
1 year	$ 65
3 years	$ 205
5 years	$ 357
10 years	$ 798

  THE FUNDS' INVESTMENT ADVISOR

  An investment advisor manages a Fund's investments and supervises its daily business affairs. The investment advisor for these Evergreen funds is OFFITBANK Fund Advisors, a subsidiary of Wachovia Corporation (Wachovia), the fourth largest bank holding company in the United States, with over $333.8 billion in consolidated assets as of 9/30/2002. Wachovia is located at 301 South College Street, Charlotte, North Carolina 28288-0013.

  OFFITBANK Fund Advisors (OFFITBANK) is the investment advisor to the Funds. OFFITBANK has been managing mutual funds and private accounts since 1994 and manages over $1.03 billion in investment assets for 9 of the Evergreen funds as of 9/30/2002. OFFITBANK is located at 520 Madison Avenue, New York, NY 10022.

  Each Fund will pay OFFITBANK the following annual contractual advisory fees based on a percentage of the Fund’s average daily net assets:

Fund		% of the Fund's average daily net assets
Offit VA Emerging Markets Bond Fund	First $200 million	0.90%
	Over $200 million	0.80%
Offit VA U.S. Government Securities Fund		0.35%

  THE FUNDS' PORTFOLIO MANAGERS

  Offit VA Emerging Markets Bond Fund

  The Fund is managed by a team of portfolio management professionals from OFFITBANK'S High Yield Bond team, with team members responsible for various sectors.

  Offit VA U.S. Government Securities Fund

  The Fund is managed by a team of portfolio management professionals from OFFITBANK'S Customized Fixed Income team, with team members responsible for various sectors.

  CALCULATING THE SHARE PRICE

  The value of one share of the Fund, also known as the net asset value, or NAV, is calculated at 4 p.m. Eastern time on each day the New York Stock Exchange is open or as of the time the Exchange closes, if earlier. The Fund calculates its share price for each share by adding up its total assets, subtracting all liabilities, then dividing the result by the total number of shares outstanding. Each security held by the Fund is valued using the most recent market data for that security. If no market data is available for a given security, the Fund will price that security at fair value according to policies established by the Fund's Board of Trustees. Short-term securities with maturities of 60 days or less will be valued on the basis of amortized cost.

  The price per share you pay for a Fund purchase or the amount you receive for a Fund redemption is based on the next price calculated after the order is received and all required information is provided. The value of your account at any given time is the latest share price multiplied by the number of shares you own. Your account balance may change daily because the share price may change daily.

  Certain funds may invest in foreign securities that are primarily listed on foreign exchanges that trade on weekends or other days when the Fund does not price its shares. In addition, developments that occur in foreign countries between the close of the foreign markets and the Fund's valuation time may not be reflected in the Fund's NAV. As a result, the value of the Fund may change on days when the investor will not be able to purchase or redeem the Fund's shares. The value of the Fund will reflect these activities on the next trading day of the NYSE. If a determination is made that a foreign event or development is significant enough to have a material effect on the Fund's NAV, the securities will be priced at fair value.

  PARTICIPATING INSURANCE COMPANIES

  The Funds were organized to serve as investment vehicles for separate accounts funding variable annuity contracts and variable life insurance policies issued by certain life insurance companies. The Funds do not currently foresee any disadvantages to the holders of the contracts or policies arising from the fact that the interests of holders of those contracts or policies may differ due to the difference of tax treatment and other considerations. Nevertheless, the Board of Trustees has established procedures for the purpose of identifying any irreconcilable material conflicts that may arise and to determine what action, if any, would be taken in response thereto. The variable annuity contracts and variable life insurance policies are described in the separate prospectuses issued by the participating insurance companies. The Evergreen Variable Annuity Trust assumes no responsibility for such prospectuses.

  HOW TO BUY AND REDEEM SHARES

  Investors may not purchase or redeem shares of the Funds directly, but only through variable annuity contracts or variable life insurance policies offered through separate accounts of participating insurance companies. Investors should refer to the prospectus of the variable annuity contracts or variable life insurance policies for information on how to purchase such contracts or policies, how to select specific Evergreen Variable Annuity Funds as investment options for the contracts or policies and how to redeem funds or change investment options.

  The separate accounts of the participating insurance companies place orders to purchase and redeem shares of the Funds based on, among other things, the amount of premium payments to be invested and the amount of surrender and transfer requests (as defined in the prospectus describing the variable annuity contracts or variable life insurance policies issued by the participating insurance companies) to be effected on that day pursuant to the contracts or policies.

  Timing of Proceeds

  Normally, we will send your redemption proceeds on the next business day after we receive a request; however, we reserve the right to wait up to seven business days to redeem any investments.

  OTHER SERVICES

  Automatic Reinvestment of Distributions

  All dividends and capital gains are distributed to the separate accounts of participating insurance companies and are automatically reinvested, unless requested otherwise by the separate account.

  THE TAX CONSEQUENCES OF INVESTING
  IN THE FUNDS

  Fund Distributions

  Each Fund passes along to the separate accounts the net income or profits it receives from its investments. The Funds expect that any distributions to separate accounts will be exempt from current federal income taxation to the extent that such distributions accumulate in a variable annuity contract or variable life insurance policy.

    Dividends. The Funds pay an annual dividend from the dividends, interest and other income on the securities in which they invest.
    Capital Gains. When a mutual fund sells a security it owns for a profit, the result is a capital gain. The Funds generally distribute capital gains, if any, at least once a year.
  For a discussion of the tax consequences of variable annuity contracts or variable life insurance policies, refer to the prospectus of the variable annuity contract or variable life insurance policies offered by the participating insurance company. Variable annuity contracts or variable life insurance policies purchased through insurance company separate accounts should provide for the accumulation of all earnings from interest, dividends and capital appreciation without current federal income tax liability to the owner. Depending on the variable annuity contract or variable life insurance policy, distributions from the contract or policy may be subject to ordinary income tax and, in addition, a 10% penalty tax on distributions before age 59½. Only the portion of a distribution attributable to income on the investment in the contract is subject to federal income tax. Investors should consult with competent tax advisors for a more complete discussion of possible tax consequences in a particular situation.

  FEES AND EXPENSES OF THE FUNDS

  Every mutual fund has fees and expenses that are assessed either directly or indirectly. This section describes each of those fees.

  Management Fee

  The management fee pays for the normal expenses of managing the Fund, including portfolio manager salaries, research costs, corporate overhead expenses and related expenses.

  Other Expenses

  Other expenses include miscellaneous fees from affiliated and outside service providers. These may include legal, audit, custodial and safekeeping fees, the printing and mailing of reports and statements, automatic reinvestment of distributions and other conveniences for which the separate accounts pay no transaction fees.

  Total Fund Operating Expenses

  The total cost of running the Fund is called the expense ratio. The separate accounts are not charged these fees directly; instead they are taken out before the Fund’s NAV is calculated, and are expressed as a percentage of the Fund’s average daily net assets. The effect of these fees is reflected in the performance results for that share class. Because these fees are not charged directly to your account, investors should examine them closely in the prospectus, especially when comparing one fund with another fund in the same investment category. There are three things to remember about expense ratios: (i) total return in the Fund is reduced in direct proportion to the fees; (ii) expense ratios can vary greatly between funds and fund families, from under 0.25% to over 3.00%; and (iii) the Fund’s investment advisor may waive a portion of the Fund’s expenses for a period of time, reducing its expense ratio.

  FINANCIAL HIGHLIGHTS

  This section looks in detail at the results for one share in Class 1 of the Funds - how much income it earned, how much of this income was passed along as a distribution and how much the return was reduced by expenses. The following tables for each Fund for the year ended December 31, 2001 have been derived from financial information audited by KPMG LLP, the predecessor funds' independent auditors. The tables for each Fund for periods ended prior to December 31, 2001 have been derived from financial information audited by the predecessor funds' previous independent auditors. For a more complete picture of the Funds' financial statements, please see the SAI as well as the predecessor funds' Annual Report.

  Offit VA Emerging Markets Bond Fund

	For the Six Months Ended
	June 30, 2002	For the Year Ended December 31,				For the Year Ended March 31,
	(Unaudited)	2001	2000	1999	1998 [1]	1998	1997 [2]
Class 1 [3]
Net asset value, beginning of period	$ 7.63	$ 8.22	$ 8.46	$ 7.60	$ 10.55	$ 10.30	$ 10.00
Income from investment operations
Net investment income	0.36	0.85	0.94	0.94	0.66	0.86	0.48
Net realized and unrealized gains or losses on securities	- 0.85	- 0.59	- 0.23	- 0.86	- 2.79	0.27	0.34
Total from investment operations	- 0.49	0.26	0.71	- 1.80	- 2.13	1.13	0.82

Distributions to shareholders from
Net investment income	- 0.36	- 0.85	- 0.95	- 0.94	- 0.73	- 0.88	- 0.48
Net realized gains	0	0	0	0	- 0.09	0	- 0.04
Total distributions to shareholders	- 0.36	- 0.85	- 0.95	- 0.94	- 0.82	- 0.88	- 0.52

Net asset value, end of period	$ 6.78	$ 7.63	$ 8.22	$ 8.46	$ 7.60	$ 10.55	$ 10.30
Total return	- 6.64%	3.26%	8.71%	25.19%	- 20.36%	11.26%	8.29%
Ratios and supplemental data
Net assets, end of period (thousands)	$ 6,600	$ 7,087	$ 6,950	$ 7,686	$ 5,575	$ 5,780	$ 4,346
Ratios to average net assets
Expenses [4]	1.30%[5]	1.38%	1.47%	1.50%	1.50%[5]	1.50%	1.50%[5]
Net investment income	9.52%[5]	10.51%	11.17%	12.11%	10.38%[5]	8.27%	8.04%[5]
Portfolio turnover rate	103%	71%	72%	71%	100%	53%	96%

  1. For the nine months ended December 31, 1998. The Fund changed its fiscal year end from March 31 to December 31, effective December 31, 1998.

  2. For the period from August 28, 1996 (commencement of operations) to March 31, 1997.

  3. On November 8, 2002, the assets and certain liabilities of OFFIT VIF-Emerging Markets Bond Fund were acquired by Evergreen VA Emerging Markets Bond Fund. Shareholders of OFFIT VIF-Emerging Markets Bond Fund shares became owners of Class 1 of Evergreen VA Emerging Markets Bond Fund. OFFIT VIF-Emerging Markets Bond Fund was the accounting and performance survivor of this transaction. The financial highlights are those of OFFIT VIF-Emerging Markets Bond Fund, the predecessor fund.

  4. The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

  5. Annualized

  Offit VA U.S. Government Securities Fund

	Six Months Ended
	June 30, 2002	Year Ended December 31,
	(unaudited)	2001	2000	1999 [1]
CLASS 1 [2]
Net asset value, beginning of period	$ 11.16	$ 10.92	$ 9.94	$ 10.00
Income from investment operations
Net investment income	0.48	0.49	0.36	0.34
Net realized and unrealized gains or losses on securities	- 0.12	0.22	0.84	- 0.40
Total from investment operations	0.36	0.71	1.20	- 0.06

Distributions to shareholders from
Net investment income	0	- 0.46	- 0.22	0
Net realized gains	0	- 0.01	0	0
Total distributions to shareholders	0	- 0.47	- 0.22	0

Net asset value, end of period	$ 11.52	$ 11.16	$ 10.92	$ 9.94
Total return	3.23%	6.52%	12.02%	- 0.60%
Ratios and supplemental data
Net assets, end of period (thousands)	$ 30,190	$ 40,714	$ 36,486	$ 17,332
Ratios to average net assets
Expenses [3]	0.60%[4]	0.60%	0.60%	0.60%[4]
Net investment income	3.89%[4]	4.69%	5.81%	5.08%[4]
Portfolio turnover rate	294%	244%	538%	130%

  1. For the period from April 1, 1999 (commencement of class operations) to December 31, 1999.

  2. On November 8, 2002, the assets and certain liabilities of OFFIT VIF-U.S. Government Securities Fund were acquired by Evergreen Offit VA U.S. Government Securities Fund. Shareholders of OFFIT VIF-U.S. Government Securities Fund shares became owners of Class 1 of Evergreen VA U.S. Government Securities Fund. OFFIT VIF-U.S. Government Securities Fund was the accounting and performance survivor of this transaction. The financial highlights are those of OFFIT VIF-U.S. Government Securities Fund, the predecessor fund.

  3. The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

  4. Annualized

  OTHER FUND PRACTICES

  The Offit VA Emerging Markets Bond Fund may invest in foreign securities, which may include foreign currency transactions. As a result, the value of the Fund's shares will be affected by changes in exchange rates. To manage this risk, the Fund may enter into currency futures contracts and forward currency exchange contracts. Although the Fund uses these contracts to hedge the U.S. dollar value of a security it already owns, the Fund could lose money if it fails to predict accurately the future exchange rates. The Fund may engage in hedging and cross hedging with respect to foreign currencies to protect themselves against a possible decline in the value of another foreign currency in which certain of the Fund's investments are denominated. A cross hedge cannot protect against exchange rate risks perfectly. If a Fund is incorrect in its judgment of future exchange rate relationships, the Fund could be in a less advantageous position than if such a hedge had not been established.

  The Offit VA Emerging Markets Bond Fund may invest up to 20% of its assets in common stock, preferred stocks, detachable warrants and other equity securities that may or may not be listed or traded on a recognized securities exchange. The Fund intends that such investments in equity securities often will be related to the Fund’s investments in debt instruments, such as those equity securities received upon the exercise of convertible debt instruments or attached warrants, or those equity securities acquired pursuant to investment opportunities derived from the Fund’s activities in emerging market debt markets. The equity securities purchased by the Fund may include American Depository Receipts, European Depository Receipts and interests in investment companies. To the extent that the Fund invests in equity securities, an investment in the Fund is subject to stock market risk, because it will be affected by general economic conditions. When economic growth slows, or interest or inflation rates increase, equity securities tend to decline in value or companies may decrease the dividends they pay. If these events were to occur, or if the particular industries, companies or sectors in which the Fund invests do not perform well, the value of dividend yield and total return earned on your investment are likely to decline.

  Please consult the SAI for more information regarding these and other investment practices used by the Funds, including risks.

  Evergreen Funds

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  Money Market Funds
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  State Municipal Bond Funds
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  Evergreen Offit New York Municipal Bond Fund
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  Intermediate and Long Term Bond Funds
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  Balanced Funds
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  Domestic Equity Funds I
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  Value Fund

  Sector Funds
  Health Care Fund
  Technology Fund
  Utility and Telecommunications Fund

  Global and International Funds
  Emerging Markets Growth Fund
  Evergreen Offit Emerging Markets Bond Fund
  Global Leaders Fund
  Global Opportunities Fund
  International Bond Fund
  International Growth Fund
  Precious Metals Fund

  Variable Annuity Funds
  Evergreen Offit VA Emerging Markets Bond Fund
  Evergreen Offit VA U.S. Government Securities Fund
  VA Blue Chip Fund
  VA Capital Growth Fund
  VA Core Bond Fund
  VA Equity Index Fund
  VA Fund
  VA Foundation Fund
  VA Global Leaders Fund
  VA Growth Fund
  VA Growth and Income Fund
  VA High Income Fund
  VA International Growth Fund
  VA Masters Fund
  VA Omega Fund
  VA Small Cap Value Fund
  VA Special Equity Fund
  VA Strategic Income Fund

  Information Line for Hearing and Speech Impaired (TTY/TDD)

  Call 1.800.343.2888

  Monday-Friday, 8 a.m. to 6 p.m. Eastern time

  Write us a letter
  Evergreen Funds
  P.O. Box 8400
  Boston, MA 02266-8400

  For express, registered or certified mail
  Evergreen Funds
  66 Brooks Drive, Suite 8400
  Braintree, MA 02184-3800

  For More Information About the Evergreen Variable Annuity Funds, Ask for:

  The Funds’ most recent Annual or Semi-annual Report, which contains a complete financial accounting for each Fund and a complete list of the Funds' portfolio holdings as of a specific date, as well as commentary from each Fund’s portfolio managers. These reports discuss the market conditions and investment strategies that significantly affected the Funds' performance during the most recent fiscal year or period.

  The Statement of Additional Information (SAI), which contains more detailed information about the policies and procedures of the Funds. The SAI has been filed with the Securities and Exchange Commission (SEC) and its contents are legally considered to be part of this prospectus.

  For questions, other information, or to request a copy, without charge, of any of the documents, call 1.800.847.5397 or ask your investment professional. We will mail material within three business days. In addition, any of these documents, with the exception of the SAI, may be downloaded off our website at EvergreenInvestments.com.

  Information about these Funds (including the SAI) is also available on the SEC's Internet website at http://www.sec.gov. Copies of this material may be obtained, for a duplication fee, by writing the SEC Public Reference Section, Washington D.C. 20549-0102, or by electronic request at the following e-mail address: publicinfo@sec.gov. This material can also be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. For more information about the operation of the Public Reference Room, call the SEC at 1.202.942.8090.

  Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
  90 Park Avenue, 10th Floor, New York, NY 10016.
  562884 RV1 (11/02)

  SEC File No.: 811-08716
  Evergreen Investments
  200 Berkeley Street
  Boston, MA 02116-5034